EXHIBIT 11
                                     COMPUTATION OF SHARES
                              USED IN COMPUTING EARNINGS PER SHARE


                                               Year Ended December 31,
                                            1996          1995           1994
                                      ------------------------------------------
Primary:

Weighted Average Shares Outstanding     45,229,000     43,058,000     39,954,000
Common Stock Equivalents                   969,000        950,000        781,000
                                      ------------------------------------------

Shares Used                             46,198,000     44,008,000     40,735,000
                                      ==========================================


Fully diluted earnings per share are essentially the same as primary earnings per share for all periods presented.